Exhibit 99.1

NEWS RELEASE

Contact:	Donald P. Hileman
President and CEO
(419) 782-5104
dhileman@first-fed.com

For Immediate Release

FIRST DEFIANCE FINANCIAL CORP. ANNOUNCES APPOINTMENT

OF TERRI BETTINGER, TK HERMAN AND MARK ROBISON TO ITS BOARD OF DIRECTORS

DEFIANCE, OHIO (January 5, 2018) – First Defiance Financial Corp. (NASDAQ: FDEF), the holding company for First Federal Bank of the Midwest and First Insurance Group, today announced that Terri Bettinger, TK Herman and Mark Robison were appointed to the Company’s Board of Directors effective January 4, 2018.

“Each of our new board members possesses a deep understanding of how innovation leads to exceptional results and complements our desire to be a high-performing community bank,” said William J. Small, Chairman of the Board of First Defiance. “Their extensive experience in leadership, community involvement and technology will be instrumental in First Defiance’s momentum for growth in a competitive industry.”

Bettinger mostly recently served as Chief Information Officer at Franklin County Data Center in Columbus, Ohio. She is highly accomplished and has had a successful career in leading the delivery of valuable technology solutions for Franklin County Data Center, Citigroup, JP Morgan Chase and other organizations. As a First Defiance Board Member, Bettinger will serve on the Audit, Compensation and Risk committees.

Herman currently serves as Co-Founder and President of Aptera. Based in Fort Wayne, Indiana, Aptera helps companies drive growth, increase revenue and gain efficiencies by leveraging the best aspects of agile development and digital sales/marketing. Aptera’s excellence and proven track-record in delivering ROI for its clients has allowed it to grow into a 90-person company servicing clients across the country. As a First Defiance Board Member, Herman will serve on the Corporate Governance, Risk and Investment committees.

Robison currently serves as Chairman and President of Brotherhood Mutual Insurance Company headquartered in Fort Wayne, Indiana. Under Robison’s leadership, the company has increased its national footprint from 29 to 46 states and added more than 10,000 ministries to its customer base. In addition, Robison serves on the Board of Directors for Fort Wayne Rescue Mission Ministries. As a First Defiance Board Member, Robison will serve on the Audit and Corporate Governance committee and on the Board of First Insurance Group.

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About First Defiance Financial Corp.

First Defiance Financial Corp. (NASDAQ:FDEF), headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest, First Insurance Group and Corporate One Benefits. First Federal Bank operates 42 full-service branches and numerous ATM locations in northwest and central Ohio, southeast Michigan and northeast Indiana and a loan production office in Ann Arbor, Michigan. First Insurance Group, including its division Corporate One Benefits, is a full-service insurance agency with ten offices throughout northwest Ohio. For more information, visit the company’s website at www.fdef.com.